As filed with the Securities and Exchange Commission on January 10, 2019
Registration No. 333-193348

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Valero Energy Partners LP
(Exact name of registrant as specified in its charter)

Delaware	90-1006559
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Valero Way
San Antonio, Texas 78249
(210) 345-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

VALERO ENERGY PARTNERS LP 2013 INCENTIVE COMPENSATION PLAN
(Full title of the plan)

J. Stephen Gilbert
Vice President and Secretary
Valero Energy Partners LP
One Valero Way
San Antonio, Texas 78249
(210) 345-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Jeremy L. Moore
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-193348, of Valero Energy Partners LP, a Delaware limited partnership (“VLP”), filed with the Securities and Exchange Commission on January 14, 2014. The Registration Statement registered 3,000,000 common units representing limited partner interests in VLP (“Common Units”) under the Valero Energy Partners LP 2013 Incentive Compensation Plan.

On January 10, 2019, pursuant to the Agreement and Plan of Merger dated as of October 18, 2018 by and among Valero Energy Corporation, a Delaware corporation (“VLO”), Forest Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of VLO (“Merger Sub”), VLP and Valero Energy Partners GP LLC, a Delaware limited liability company and the general partner of VLP, pursuant to which Merger Sub merged with and into VLP (the “Merger”), with VLP surviving the Merger and continuing to exist as a Delaware limited partnership and indirect wholly owned subsidiary of VLO. Each Common Unit issued and outstanding immediately prior to the consummation of the Merger, other than Common Units owned by VLO and its subsidiaries, was converted into the right to receive $42.25 in cash.

In connection with the Merger, VLP has terminated all offerings of Common Units pursuant to the Registration Statement. In accordance with an undertaking made by VLP in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, VLP hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on January 10, 2019.

VALERO ENERGY PARTNERS LP

By:	Valero Energy Partners GP LLC,
its general partner

By:	/s/ Donna M. Titzman
	Name:	Donna M. Titzman
	Title:	Executive Vice President
and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.